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                                                                    Exhibit 23.3



                        INDEPENDENT ACCOUNTANTS' CONSENT



We consent to the incorporation by reference in the registration statement filed on December 19, 2001 on Form S-3 of MCSi, Inc. of our report dated July 20, 2000, except as to note 1, which is as of November 16, 2000, with respect to the consolidated balance sheets of Intellisys Group, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the current report on Form 8-K of MCSi, Inc. dated December 29, 2000.

Our report dated July 20, 2000, except as to note 1, which is as of November 16, 2000, contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered significant losses and has experienced diminishing liquidity as a result of a deterioration in its cash flow and limited availability of working capital sources and commenced a voluntary proceeding under Chapter 11 of the United States Bankruptcy Code. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also discussed in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.




                                    /s/ KPMG LLP

Los Angeles, California
December 18, 2001